Lusora Healthcare Systems Inc. Announces Acquisition of Associated Home Services

May 17, 2007

AUSTIN, Texas--(BUSINESS WIRE)--Lusora Healthcare Systems Inc. (OTCBB:LHCS - News), a wireless personal and home health security company, is pleased to announce that, subject to final agreement and due diligence, it will acquire AHS of Austin Texas. AHS is the leading PERS (Personal Emergency Response System) company in the State of Texas.

The acquisition comprises three companies under the AHS banner – Associated Home Services, AE Medical Alert and Z-Tech. Both Associated Home Services and AE Medical Alert are retailers of Personal Emergency Response Systems through a network of more than 40 independent distributors in the State of Texas. Their customers range from private paying customers to the State of Texas government program for Medicaid. Associated Home Services also operates a full service monitoring center in Midland Texas which supports their vast network of customers. Also included in the acquisition is Z Tech, a manufacturer and wholesaler of Personal Response Medical Alarms, medication dispensers and home health care solutions for individuals, and providers caring for the at-home elderly and disabled.

Lusora will take on all 20 AHS employees including founder and current President, Mr. Bobby Zugg, who will continue in that role in addition to taking on an executive position with Lusora Healthcare Systems Inc. Upon completion, AHS will be a wholly owned subsidiary of Lusora Healthcare Systems Inc. The deal is expected to close within 90 days.

"We are very excited with the acquisition of AHS and its group of companies. This transaction effectively makes Lusora one of the largest PERS providers in the State of Texas, and provides us with the necessary infrastructure to commence with our roll-out of the LISA system. Under the direction of Mr. Zugg, AHS has built an impressive foundation that will facilitate Lusora’s market growth on a national scale,” stated Scott Gurley, Chief Operating Officer of Lusora Healthcare Systems Inc.

Bobby Zugg states, "This is a wonderful opportunity to grow a national brand with the combination of Lusora’s leading edge technology and management, with the strong market infrastructure of AHS which includes a large distribution network, a strong customer base, existing component manufacturing, and a dedicated call center. I believe the Lusora line of products establishes a new benchmark for the home healthcare industry, and I am very pleased to be involved with Lusora as we introduce LISA to a national audience, starting right here in Texas!”

Lusora Healthcare Systems Inc. is a publicly traded company, listed on the NASD OTCBB under the ticker symbol 'LHCS.' Through the application of next-generation technologies and use of proprietary intellectual design, the Company aims to be the industry's innovation leader.

Further Information

Shareholders and interested parties are encouraged to visit Lusora Healthcare Systems Inc.'s website: www.lusora.com and download the Company's Information Package. Please feel free to call shareholder relations Toll-free at 1-888-956-7843 to receive a corporate information package. Alternatively, sign up at the website to receive news on the company as it becomes available.

About Lusora Healthcare Systems Inc.

Lusora Healthcare Systems Inc. is a publicly traded wireless security company, with headquarters in Austin, Texas. Lusora Healthcare Systems Inc. is focused on wireless security applications primarily within the healthcare industry. Its first product suite in development is named "LISA" , which is intended to become a unique, affordable and easy to use monitoring system for elderly persons. The system is being designed to protect the independent lifestyle of elderly persons while enabling relatives and professional caregivers to stay in constant contact. Lusora Healthcare Systems Inc. trades on the NASD OTCBB under the ticker symbol: LHCS.

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Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this news release include, but not limited to, that we will complete the acquisition of AHS; that we will take on all 20 AHS employees including founder and current President, Mr. Bobby Zugg, ; that the deal is expected to close within 90 days; that this is an opportunity to grow a national brand; that Lusora’s has leading edge technology and its line of products establishes a new benchmark for the home healthcare industry; and that our first product suite "LISA" is intended to become a unique, affordable and easy to use monitoring system for elderly persons. . Actual results may differ materially from those currently anticipated due to a number of factors including that this acquisition may not commence with AHS as planned or close at all; we may not reach agreement with Mr. Zugg as to his role in our company; we may not be able to establish our brand nationally or at all; our products may not work as well in practice as in theory; we may not be able to retain key employees; a market may not develop for our products, if we are able to successfully develop them; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to develop our technology; and our products may never develop into useful products and even if they do, they may not be approved for sale to the public. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of other companies in the health care industry with the U.S. Securities and Exchange Commission.

Contact:

Lusora Healthcare Systems Inc.

Dan Bauer, 888-956-7843

ir@lusora.com

www.lusora.com

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